Exhibit 5



                                 May 20, 1998



M.D.C. Holdings, Inc.
3600 South Yosemite Street
Suite 900
Denver, Colorado 80237

Ladies and Gentlemen:

         M.D.C. Holdings, Inc. (the "Company") has filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") on
Form S-8 (Number 33-        ),  which relates to the  registration  of 3,315,764
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shares of the $.01 par value Common Stock of the Company  (the  "Shares")  which may be issued to employees, officers and directors of the Company and its subsidiaries in accordance with the Company's Employee Equity Incentive Plan and Director Equity Incentive Plan (collectively, the "Plans").

         I have examined such corporate records of the Company and such other documents as I have deemed appropriate to render this opinion.

         Based upon the foregoing, I am of the opinion that the Shares, when sold and issued as contemplated in the Registration Statement and pursuant to the Plans, will be legally issued (subject to compliance with applicable federal and state securities laws), fully paid and are non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                               Sincerely,


                                               /s/ Daniel S. Japha
                                               -----------------------
                                               Daniel S. Japha
                                               General Counsel - Corporate
                                               and Secretary